Exhibit 99.1

The Navigators Group, Inc.

CORPORATE NEWS

Navigators Announces Preliminary Loss Estimate for Superstorm Sandy

NEW YORK, NY— December 21, 2012—The Navigators Group, Inc. (NASDAQ:NAVG) announced today that its preliminary estimate of losses relating to Superstorm Sandy ranges between $18 million and $25 million, net of reinsurance and the effects of reinstatement premiums.

The Company’s preliminary estimate for the storm includes the sum of estimates of claims and claim expenses incurred, reinsurance recoveries and reinsurance reinstatement premiums. The Company’s estimates are based on claims information reported to date, a review of its potential exposures, preliminary discussions with certain insureds, and catastrophe modeling techniques. Given the magnitude and recent occurrence of Superstorm Sandy, relatively limited claims data received to date, the contingent nature of business interruption and other exposures, the unusual complexity of the coverage and legal issues relating to Superstorm Sandy, and the other uncertainties inherent in loss estimation, meaningful additional uncertainty remains regarding total covered losses for the insurance industry from Superstorm Sandy and, accordingly, the Company’s estimate is subject to change based on new or revised data being received from the Company’s insureds as well as other factors. Accordingly, the Company’s actual losses from Superstorm Sandy will vary from this preliminary estimate, perhaps materially so. Change in this estimate will be recorded in the period in which it occurs.

The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd’s. Headquartered in New York, Navigators has offices in major insurance centers in the United States, the United Kingdom and Continental Europe.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions are intended to identify such forward-looking statements. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

CONTACT

Ciro DeFalco

Senior Vice President and Chief Financial Officer

(914) 933-6043

cdefalco@navg.com

www.navg.com